Exhibit 5.4

November 17, 2023

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

Re:	Sysco Northern New England, Inc.

Ladies and Gentlemen:

At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Securities and Exchange Commission on the date hereof (the “Form 8-K”). We are special Maine counsel for the limited purpose of providing certain Maine law opinions regarding Sysco Northern New England, Inc., a Maine corporation (“Sysco Maine”)in connection with (1) that certain Forty-Fourth Supplemental Indenture, dated as of November 17, 2023, among Sysco Corporation (the “Issuer”), subsidiary guarantors party thereto (the “Guarantors”), including Sysco Maine, and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), and (2) that certain Forty-Fifth Supplemental Indenture, dated as of November 17, 2023, among the Issuer, the Guarantors and the Trustee (collectively, the “Supplemental Indentures”). Terms defined in this letter or in any of its exhibits or schedules have the defined meaning wherever they are used in this letter, its exhibits or its schedules.

For purposes of rendering our opinions in this letter, we have reviewed:

A.	executed copies of the Supplemental Indentures;

B.

the certificates identified in Exhibit A attached hereto (collectively, the “Certificates”), which include certifications by officers of Sysco Maine with respect to the Articles of Incorporation and Bylaws of Sysco Maine, as each is in effect as of the date hereof and amended to date (respectively, each the “Articles of Incorporation” and the “Bylaws”); and

C.	such other documents as we have deemed necessary in order to render the opinions set forth herein.

Subject to the assumptions, qualifications, exclusions and other limitations in this letter and in the schedules attached to this letter, we advise you that:

1.	Sysco Maine is a corporation legally existing and in good standing under the laws of the State of Maine.

2.	Sysco Maine has the corporate power and authority to execute and deliver the Supplemental Indentures and to perform its obligations thereunder.

3.	Sysco Maine has taken all corporate action necessary to authorize the execution, delivery and performance of the Supplemental Indentures, including the guarantee provided therein.

4.	Sysco Maine has duly executed and delivered the Supplemental Indentures.

Sysco CorporationDate

November 17, 2023

In preparing this letter, we did not search any electronic databases or the dockets of any court, regulatory body or governmental agency or other filing office in any jurisdiction. In addition, we relied without any independent verification upon the assumptions recited in Schedule A to this letter and upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information provided to us in the Certificate identified in Item 2 of Exhibit A; and such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of Maine. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule A to this letter. Our opinions are subject to all qualifications in the attached Schedule B and do not cover or otherwise address any law or legal matter which is identified in the attached Schedule C. The attached exhibits and schedules are an integral part of this letter.

Our opinions herein are limited to the Supplemental Indentures. Other than the Supplemental Indentures, we render no opinion as to any other document or instrument associated with the transactions contemplated by the Supplemental Indentures, or as to the impact of incorporating by reference the terms, conditions, covenants or agreements of the same into the Supplemental Indentures, notwithstanding any provision or statement in the Supplemental Indentures either generally or specifically referring to, purporting to incorporate by reference or obligating the parties thereto to perform terms, covenants or agreements set forth in any other document or instrument associated with the transaction contemplated in the Supplemental Indentures.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our firm did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The term “actual knowledge” whenever it is used in this letter (including its Schedules) with respect to our firm means the actual awareness at the time this letter is delivered on the date it bears by those attorneys of this firm who have had significant involvement with the preparation of this opinion letter.

Sysco CorporationDate

November 17, 2023

We hereby consent to the filing of this opinion letter as an exhibit to the 8-K. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission thereunder. In addition, Reed Smith LLP may rely on this opinion as to matters of Maine law in connection with any legal opinion being rendered by the same on the date hereof with respect to the matters set forth herein. This opinion letter may not be used or relied on for any other purpose without our prior written consent.

Very truly yours,

PIERCE ATWOOD LLP

By:	/s/ Andrea K. Suter
A Partner

EXHIBIT A

CERTIFICATES

1.

Certificate from the Secretary of State of the State of Maine attesting to the legal existence and good standing of Sysco Maine in the State of Maine, dated November 15, 2023 (the “Good Standing Certificate”).

2.

Certificate of Secretary of the Guarantors, executed by the Vice President and Secretary of the Guarantors, including Sysco Maine, dated as of the date of this letter containing certifications for Sysco Maine with respect to, among other things: (i) Sysco Maine’s Articles of Incorporation and Bylaws and all amendments thereto; (ii) the resolutions authorizing the transactions contemplated by the Supplemental Indentures; (iii) the execution, delivery and performance by Sysco Maine of the Supplemental Indentures; and (iv) the incumbency of the officers of Sysco Maine.

SCHEDULE A

ASSUMPTIONS

Our opinions in the letter to which this Schedule is attached (“our letter”) are subject to each of the assumptions set forth in this Schedule, upon which we have relied, without investigation:

1.	The unconditional physical or electronic delivery of the Supplemental Indentures by Sysco Maine.

2.	Any natural person who executed the Supplemental Indentures was legally competent to do so.

3.

Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

4.	The Good Standing Certificate relied on by us is accurate and complete, and all relevant official public records to which the Good Standing Certificate relates are accurate and complete.

5.

There has been no relevant change or development between the dates as of which the information cited in the Certificate were given and the date of this letter, and the Certificate and other documents upon which we have relied are accurate and do not omit disclosures necessary to prevent such information from being misleading.

6.	There has not been, with respect to any transaction contemplated by the Supplemental Indentures, any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

7.

There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Supplemental Indentures.

8.

All information required to be disclosed in connection with any consent or approval by the board of directors of Sysco Maine and all other information required to be disclosed in connection with any issue relevant to our opinions has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed.

9.

Each of the Supplemental Indentures is in substantially the same form as the corresponding draft reviewed by the board of directors of Sysco Maine in connection with its approval of the transactions contemplated by the Supplemental Indentures.

10.	The Supplemental Indentures are executed and delivered in accordance with the law governing the Supplemental Indentures.

11.	Each of the parties to the Supplemental Indentures has consented in writing to the electronic execution and delivery of the Supplemental Indentures.

SCHEDULE B

QUALIFICATIONS

1.

Our opinion expressed in paragraph 1 regarding the legal existence and good standing of Sysco Maine is based solely on the Good Standing Certificate, is rendered as of the date of the Good Standing Certificate, and is not intended to provide, and shall not be construed as providing, any conclusions or assurances beyond those conveyed by the Good Standing Certificate. We render no opinion as to the tax good standing of Sysco Maine in any jurisdiction.

2.

The opinions expressed in paragraphs 2 and 3 of our letter with respect to the performance by Sysco Maine of its respective obligations under the Supplemental Indentures are limited to the performance of those obligations necessary for Sysco Maine to execute and deliver the Supplemental Indentures and consummate the transactions contemplated therein on the date hereof. We express no opinion with respect to the performance by Sysco Maine of its obligations under the Supplemental Indentures after the date hereof.

3.	We express no opinion regarding:

a.

the perfection of any lien or security interest in any property (whether real, personal or mixed, and whether such perfection be accomplished or purport to be accomplished by filing, by possession, by control or otherwise);

b.	Sysco Maine’s rights in or title to any of its properties, including without limitation, any of the Collateral;

c.	the validity, binding effect or enforceability of the Supplemental Indentures; or

d.	the creation, effect of perfection or priority of any lien or security interest purported to be granted in any of the Supplemental Indentures.

SCHEDULE C

EXCLUDED LAWS AND LEGAL ISSUES

None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1.

securities laws or any rules or regulations promulgated thereunder, including, without limitation, the anti-fraud provisions thereof, state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

2.	pension and employee benefit laws and regulations (e.g., ERISA);

3.	antitrust and unfair competition laws and regulations;

4.	laws and regulations concerning filing and notice requirements;

5.	compliance with fiduciary duty requirements;

6.

the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the state or regional level, e.g., water agencies, joint power districts, turnpike and toll road authorities, rapid transit districts or authorities, and port authorities) and judicial decisions to the extent that they deal with any of the foregoing;

7.	fraudulent transfer and fraudulent conveyance laws;

8.	laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for;

9.	environmental laws and regulations;

10.	land use and subdivision laws and regulations;

11.	tax laws and regulations;

12.	patent, trademark, copyright and other federal and state intellectual property laws and regulations;

13.	racketeering laws and regulations (e.g., RICO);

14.	health and safety laws and regulations (e.g., OSHA);

15.	labor laws and regulations;

16.	laws, regulations and policies concerning (a) national and local emergency, (b) possible judicial deference to acts of sovereign states, and (c) criminal and civil forfeiture laws;

17.	other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and

18.	the effect of any law, regulation or order which hereafter becomes effective.

We have not undertaken any research for purposes of determining whether Sysco Maine or any of the transactions which may occur in connection with the Supplemental Indentures are subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable by lawyers in Maine, and none of our opinions cover any such law or other requirement unless (a) the firm had actual knowledge of its applicability at the time our letter was delivered on the date it bears, and (b) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

C-2